Exhibit 99.1

New York Mortgage Trust Announces Termination
of Advisory Agreement with Harvest Capital Strategies LLC

Eliminates Approximately $1.0 Million of Annual Expenses or $0.07 Per Share

NEW YORK, NY – December 30, 2011 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that the Company, together with two of its wholly-owned subsidiaries (collectively, the “NYMT Companies”), entered into a Notice of Termination and Letter Agreement (the “Termination Agreement”) with Harvest Capital Strategies LLC (“HCS”), an affiliate of JMP Group Inc. Pursuant to the Termination Agreement, the NYMT Companies and HCS agreed that the Amended and Restated Advisory Agreement, dated as of July 26, 2010, between the NYMT Companies and HCS (the “Advisory Agreement”) will terminate on December 31, 2011 (the “Effective Termination Date”). Under the Advisory Agreement, HCS provides investment advisory services to the NYMT Companies and manages on their behalf certain investments that were sourced by HCS. The advisory relationship with HCS commenced in January 2008 in connection with a private placement of $20 million of the Company’s Series A preferred stock to JMP Group Inc. and certain of its affiliates.

Steven R. Mumma, the Company’s Chief Executive Officer and President, commented: “To date for 2011, the Company has generated improved earnings, increased its quarterly distributions, and has raised more than $30 million in new capital through common stock offerings.  In consideration of current market conditions and prospective investment opportunities, the Company has refined its investment focus from alternative assets sponsored by HCS to strategies focused on residential and multi-family loans and securities.  The assets emanating from these strategies will be managed by the Company, RiverBanc LLC and The Midway Group.

While the Company has grown significantly in recent years, we remain a small company for whom expense management must remain a top priority. Based on the Company’s current investment strategy and the desire to move away from fixed fee contractual arrangements, the Board and management made the difficult decision to end its formal advisory relationship with HCS. The termination of the Advisory Agreement is expected to eliminate approximately $1.0 million of annual expense in future years, or approximately $0.07 per share.”

Mr. Mumma further commented: “In 2008, JMP was instrumental in helping to recapitalize the Company and subsequent to that time, JMP has been a valued strategic advisor to the Company, in addition to identifying numerous successful investment opportunities.  Now almost four years later, the Company’s market capitalization is more than six times larger than it was prior to JMP’s investment and that is due in significant part to our relationship. We greatly appreciate JMP’s contributions to our Company. While this marks the end of a formal advisory relationship with HCS, we look forward to continuing to partner with HCS in the future as mutually beneficial opportunities arise for the parties.”

Under the Termination Agreement, HCS has agreed to provide certain transitional consulting services to the Company for a period ending not later than the Company’s annual stockholders’ meeting in May or June 2012. As part of the these transitional consulting services, Jim Fowler, Chairman of the Company’s Board of Directors and a portfolio manager for HCS and a managing director of JMP Group Inc., has agreed to continue to serve as a director and Chairman of the Board through this transitional period, subject to certain exceptions. In connection with the termination of the Advisory Agreement, HCS will receive a termination fee equal to approximately $2.2 million. The Company expects to record approximately $1.7 million of this expense during its 2011 fourth quarter.

Mr. Mumma concluded his comments by noting: “We are pleased that Jim Fowler will continue to serve our Company as Chairman of the Board during this transitional period. Jim’s experiences and insights have been invaluable since he joined the Board in January 2008 and we look forward to his contributions over the next few months. We are grateful to Jim for his many contributions to our Company and the Board.”

The Company expects to commence a search during the first quarter of 2012 for a director to fill the opening that will be created upon Mr. Fowler’s eventual departure. A brief description of the material terms of the Termination Agreement is included in a Current Report on Form 8-K filed today by the Company with the Securities and Exchange Commission.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate related assets. These include Agency and non-Agency mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage loans and other financial assets. As a REIT, New York Mortgage Trust, Inc. is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the termination of Advisory Agreement, the payment of certain fees, the provision of transitional consulting services, the expected impact of the termination on annual expenses, and the continued service of the Company’s Chairman. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), all of which can be accessed at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For Further Information
AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com